                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              NEWSEDGE CORPORATION

                                       AT

                              $2.30 NET PER SHARE

                                       BY

                       INFOBLADE ACQUISITION CORPORATION,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

                               -----------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 6, 2001 (THE "MERGER AGREEMENT") AMONG THE THOMSON CORPORATION ("THOMSON"), INFOBLADE ACQUISITION CORPORATION ("PURCHASER") AND NEWSEDGE CORPORATION ("NEWSEDGE").

                              -------------------

THE BOARD OF DIRECTORS OF NEWSEDGE HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF NEWSEDGE ("SHARES"), HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                              -------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS, BUT EXCLUDING OPTIONS AND WARRANTS OWNED BY EACH OF THE SELLING STOCKHOLDERS (AS DEFINED HEREIN) WHO HAVE ENTERED INTO THE STOCKHOLDERS AGREEMENT) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                              -------------------

                                August 21, 2001

                                   IMPORTANT

ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (I) COMPLETE AND SIGN THE ACCOMPANYING LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE STOCK CERTIFICATE(S) EVIDENCING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO COMPUTERSHARE TRUST COMPANY OF NEW YORK, AS THE DEPOSITARY, OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 OR (II) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. ANY STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE STOCK CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
SUMMARY OF THE OFFER.............................................       1

INTRODUCTION.....................................................       5

 1.  TERMS OF THE OFFER; EXPIRATION DATE.........................       8

 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............      10

 3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.....      11

 4.  WITHDRAWAL RIGHTS...........................................      14

 5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......      14

 6.  PRICE RANGE OF SHARES; DIVIDENDS............................      15

 7.  CERTAIN INFORMATION CONCERNING NEWSEDGE.....................      16

 8.  CERTAIN INFORMATION CONCERNING PURCHASER AND THOMSON........      18

 9.  FINANCING OF THE OFFER AND THE MERGER.......................      19

10.  BACKGROUND OF THE OFFER; CONTACTS WITH NEWSEDGE; THE MERGER
     AGREEMENT AND RELATED AGREEMENTS; INTERESTS OF CERTAIN
     PERSONS IN THE MERGER.......................................      19

11.  PURPOSE OF THE OFFER; PLANS FOR NEWSEDGE AFTER THE OFFER AND
     THE MERGER..................................................      37

12.  DIVIDENDS AND DISTRIBUTIONS.................................      39

13.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES,
     NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT
     REGISTRATION................................................      39

14.  CERTAIN CONDITIONS TO THE OFFER.............................      40

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............      42

16.  FEES AND EXPENSES...........................................      44

17.  MISCELLANEOUS...............................................      44

SCHEDULES

     SCHEDULE I.    DIRECTORS AND EXECUTIVE OFFICERS OF
     THOMSON.....................................................     I-1

     SCHEDULE II.    DIRECTORS AND EXECUTIVE OFFICERS OF
     PURCHASER...................................................    II-1

                              SUMMARY OF THE OFFER

THIS SUMMARY OF THE OFFER HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER TO YOU AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are InfoBlade Acquisition Corporation, a newly formed Delaware corporation and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Thomson"). We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

    - Thomson is a corporation incorporated in Ontario, Canada. Thomson (www.thomson.com) is a leading global e-information and solutions company in the business and professional marketplace. Thomson is comprised of four global market groups. The Legal & Regulatory group is a leading provider of information and software-based solutions for legal, tax, accounting, intellectual property, compliance and business professionals. The Financial group provides information and integrated work solutions to the worldwide financial community. The Learning group is among the world's largest providers of learning products, services and solutions for individuals, learning institutions and businesses. The Scientific & Healthcare group provides high-value information and services to researchers and other professionals in the academic, scientific, government and healthcare marketplaces. Thomson's common shares are listed on the Toronto and London Stock Exchanges.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all the outstanding shares of common stock, $0.01 par value per share, of NewsEdge Corporation, a Delaware corporation ("NewsEdge"). Please see the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $2.30 per share, net to you in cash and without interest. Please see the "Introduction" and Section 1.

    - If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of shares. Please see the "Introduction".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - We are not obligated to purchase any shares unless at least a majority of the outstanding shares are validly tendered and not withdrawn prior to the expiration of the offer. Please see Sections 1 and 4.

    - Please read Sections 1 and 14 of the offer, which set forth in full the conditions to the offer.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We will obtain all necessary funds to purchase the shares of NewsEdge's common stock from Thomson or one of Thomson's other subsidiaries. Thomson and its subsidiaries will provide such funds from existing resources. For a more detailed description of the financing of the offer and the merger, see Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - Because the form of payment consists solely of cash and all of the funding that will be needed has already been arranged, and also because of the lack of any relevant historical information concerning InfoBlade Acquisition Corporation, we do not think our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have until at least 12:00 midnight, New York City time, on, Tuesday, September 18, 2001 to tender your shares of NewsEdge's common stock. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure that is described in Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We have the right, subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open for up to three times for periods of no more than five business days each if certain conditions to the offer have not been satisfied or waived. Please see Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the offer, we will inform Computershare Trust Company of New York, the depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. Please see Section 1.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

    - If, at the expiration of the initial offering period, or any permitted extension of the offer, all of the conditions have been satisfied or waived, we will close on the offer and accept for payment any shares of NewsEdge's common stock tendered in the offer. If the number of tendered shares is less than all of the outstanding shares, we have the right to commence a subsequent offer for a period of at least three business days but not more than 20 business days to try and obtain the remaining outstanding shares. During this subsequent offering period, we will accept for payment any shares that are tendered upon receipt of those shares. NewsEdge stockholders who tender their shares during the subsequent offering period will not have to wait until the expiration of the subsequent offering period to have their tendered shares accepted for payment.

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

    - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates and any other required documents, to the depositary;

    - tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

    - if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the depositary, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, unless we have previously accepted them for payment pursuant to the offer, you may also withdraw any tendered shares of NewsEdge's common stock at any time after October 19, 2001. Please see
      Section 4.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. Please see
      Section 4.

WHAT DOES NEWSEDGE'S BOARD OF DIRECTORS THINK OF THE OFFER?

    - The Board of Directors of NewsEdge has unanimously determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger are fair to, and in the best interests of, the stockholders of NewsEdge, and has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger, and has resolved to recommend that the stockholders accept the offer and tender their shares pursuant to the offer.

WILL NEWSEDGE CONTINUE AS A PUBLIC COMPANY?

    - No. If the merger occurs, NewsEdge will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be listed on the Nasdaq National Market or other securities markets, there may not be a public trading market for the shares and NewsEdge may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. Please see Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

    - If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, we will merge with and into NewsEdge. If the merger occurs, NewsEdge will become an indirect wholly owned subsidiary of Thomson, and each share that remains outstanding (other than any shares held in the treasury of NewsEdge and any shares held by stockholders seeking appraisal for their shares) will be canceled and automatically converted into the right to receive $2.30 net per share, in cash (or any greater amount per share paid pursuant to the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your shares in the offer.

    - If you decide not to tender your shares in the offer and the merger does not occur, or if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be quoted on the Nasdaq National Market or other securities markets, there may not be a public trading market for the shares and NewsEdge may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. Please see Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On August 6, 2001, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $1.20 per share. On August 17, 2001, the last reported closing price per share reported on the Nasdaq National Market was $2.27. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of NewsEdge Corporation:

                                  INTRODUCTION

    InfoBlade Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Thomson"), hereby offers to purchase all the shares of common stock, par value $0.01 per share ("Shares"), of NewsEdge Corporation, a Delaware corporation ("NewsEdge"), that are outstanding for $2.30 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Thomson and Purchaser.

    Tendering stockholders who are record owners of their Shares and tender directly to Computershare Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Nonetheless, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, may be subject to a required back-up U.S. federal income tax withholding of 30.5% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Thomson will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF NEWSEDGE (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF NEWSEDGE, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS (AS DEFINED HEREIN) CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Broadview International, LLC ("Broadview"), the financial advisor to NewsEdge, has delivered to the Board its opinion to the effect that, as of August 6, 2001, the cash consideration to be received by the holders of Shares in connection with the Offer and the Merger was fair to them from a financial point of view. A copy of the written opinion of Broadview is contained in NewsEdge's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") and is being mailed to you concurrently herewith. YOU ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY BROADVIEW.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS, BUT EXCLUDING OPTIONS AND WARRANTS OWNED BY EACH OF THE SELLING STOCKHOLDERS (AS DEFINED HEREIN) WHO HAS ENTERED INTO THE STOCKHOLDERS AGREEMENT) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 6, 2001 (the "Merger Agreement"), among Thomson, Purchaser and NewsEdge. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into NewsEdge (the "Merger"). As a result of the Merger, NewsEdge will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Thomson. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of NewsEdge and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law, if any) shall be canceled and automatically converted into the right to receive $2.30 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

    Simultaneously with the execution of the Merger Agreement, Thomson and Purchaser have entered into a Stockholders Agreement dated as of August 6, 2001 (the "Stockholders Agreement") with all of the directors and certain executive officers of NewsEdge, namely Clifford M. Pollan (Director, President and Chief Executive Officer), Rory J. Cowan (Chairman), Michael E. Kolowich (Director), William A. Devereaux (Director), James D. Daniell (Director), Basil P. Regan (Director), Murat H. Davidson, Jr. (Director), Peter Woodward (Director), Ronald Benanto (Vice President--Finance and Operations, Chief Financial Officer and Treasurer) and a significant stockholder of NewsEdge, Donald McLagan (former Chairman and Chief Executive Officer) (collectively, the "Selling Stockholders") pursuant to which each Selling Stockholder agreed, among other things, to
(i) tender all of their respective Shares in the Offer, (ii) vote all of their respective Shares in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of NewsEdge under the Merger Agreement (whether or not theretofore terminated) and against any action, agreement or transaction that would impair or materially delay the ability of NewsEdge to consummate the transactions provided for in the Merger Agreement or any Acquisition Proposal (as defined herein), and (iii) grant an irrevocable proxy to Thomson and each of the Thomson's officers to vote and otherwise act (by written consent or otherwise) with respect to such Selling Stockholder's Shares at any meeting of stockholders of NewsEdge (whether annual or special and whether or not an adjourned or postponed meeting) or by written consent in lieu of any such meeting or otherwise with regard to any matter covered in clause (ii). See Section 10.

    Simultaneously with the execution of the Merger Agreement, each of Clifford Pollan, Ronald Benanto, Charles White (Vice President--e-Content Business), Thomas Karanian (Vice President--Development, Operations and Customer Services), Alton Zink (Vice President--Human Resources), David Scott (Vice President--Corporate Marketing), John Crozier (Vice President--North American Sales) and Lee Phillips (Vice President--Product Marketing) (collectively, the "Officers") have entered into amended and restated executive employment agreements with NewsEdge dated as of August 6, 2001 (the "Amended Employment Agreements"), in which each agreed to amend their existing employment agreements. The Amended Employment Agreements provide, among other things, that during the term of the Amended Employment Agreement and for a period equal to 12 months after the termination of the Officer's employment by NewsEdge (or any affiliate thereof), the Officer shall not (i) engage in certain restricted activities, including engaging in the businesses of developing, operating, offering for sale and selling news or other current information or software-based solutions pertaining thereto to corporations and other businesses, government agencies, universities and other academic institutions and professional services providers; (ii) subject to certain exceptions, have an interest in any person engaged in the restricted activities set forth in clause (i) in any capacity, including, without limitation, as a partner, shareholder, officer, director, principal, agent, employee, trustee or consultant or any other relationship or capacity; or
(iii) interfere with business relationships between NewsEdge or any of its affiliates, customers or suppliers. The Amended Employment Agreements also provide that during the term of the Amended Employment Agreement and for a period equal to 18 months after the termination of the Officer's employment by NewsEdge (or any affiliate thereof), the Officer shall not be an employee or consultant of, or provide services to, certain competitors of NewsEdge or any of their respective direct or indirect subsidiaries. See Section 10.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number (but rounded down if rounding up would cause Purchaser's representation to constitute the entire Board), on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this paragraph) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, NewsEdge has agreed, at such time, promptly to take all actions necessary to cause Purchaser's designees to be elected as directors of NewsEdge, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the satisfaction of the Minimum Condition as a result of Purchaser's acquisition of Shares pursuant to the Offer, the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of NewsEdge. For a more detailed description of the conditions to the Merger, see
Section 14. Under NewsEdge's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Delaware Law, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other holder of Shares. See Sections 10 and 11.

    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of NewsEdge's stockholders. In such event, Thomson, Purchaser and NewsEdge have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of NewsEdge's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of NewsEdge's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

    NewsEdge has advised Purchaser that as of August 6, 2001, 18,621,403 Shares were issued and outstanding, 3,841,026 Shares were reserved for future issuance pursuant to outstanding employee stock options or such incentive rights granted under NewsEdge's Stock Option Plans (as defined below), rights to purchase 19,579 Shares were outstanding in connection with rights to purchase Shares granted pursuant to NewsEdge's 1995 Employee Stock Purchase Plan (the "ESPP") and warrants to purchase 801,497 Shares were outstanding, together representing on a fully diluted basis approximately 23,283,505 Shares. As of August 6, 2001, 432,000 Shares were held in the treasury of NewsEdge. As a result, and in accordance with the terms of the Merger Agreement, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 10,742,921 Shares on an a fully diluted basis (excluding options and warrants owned by each of the Selling Stockholders). Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of NewsEdge's stockholders, if Purchaser acquired 16,759,263 Shares, representing 90% of the outstanding Shares.

    No appraisal rights are available in connection with the Offer; however, holders of Shares may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of NewsEdge's stockholders. See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, September 18, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case the Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

    The Offer is subject to the conditions set forth in Section 14, including the satisfaction of the Minimum Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, except for the Minimum Condition. Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in Section 14.

    The Merger Agreement provides that Purchaser may, without the consent of NewsEdge, (i) extend the Offer beyond the initial scheduled Expiration Date, which shall be 20 business days following the commencement of the Offer, or any extended Expiration Date of the Offer, if, at the initial scheduled Expiration Date of the Offer or any extended Expiration Date of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived; provided that Purchaser shall only be permitted three extensions of the Offer pursuant to this clause (i) for periods of up to five business days for each such extension, it being understood that if the conditions to Purchaser's obligations to accept for payment shares are satisfied or waived during an extension, no further extensions pursuant to this clause (i) shall be permitted or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

    Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer).

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period.

    Subject to the applicable rules and regulations of the Commission, Purchaser may, in its sole discretion, elect to provide for a subsequent offering period of between three business days and 20 business days (the "Subsequent Offering Period") as contemplated by Rule 14d-11 under the Exchange Act, following acceptance for payment of Shares in the Offer. Purchaser may provide for a Subsequent Offering Period if, among other things, upon the Expiration Date
(i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares tendered in the Offer are satisfied or waived and
(ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) in the Offer prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

    For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    NewsEdge has provided Purchaser with NewsEdge's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of NewsEdge, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on NewsEdge's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

    In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the stock certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For the purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period.

    In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Thomson as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 21, 2001). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Thomson will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of NewsEdge's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser or Thomson, as the case may be, must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 30.5% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

    Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 19, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during such Subsequent Offering Period may not be withdrawn. See
Section 1.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THOMSON, PURCHASER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights). The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect, and therefore the following statements and conclusions could be altered or modified. The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates, or persons who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction). The following summary assumes that (i) NewsEdge is not a "collapsible corporation" within the meaning of Section 341(b)(1) of the Code, and (ii) the Shares do not constitute "qualified small business stock" within the meaning of Section 1202(c) of the Code.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED HEREIN TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF OTHER FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders generally will be subject to tax on the net amount of such gain at a maximum rate of 20% provided such holder's holding period for the Shares exceeds one year. If the holding period for the Shares is one year or less, capital gains realized by an individual will be treated as short-term capital gains and will be subject to tax at ordinary income tax rates. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 30.5% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are quoted and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service according to published financial sources. NewsEdge did not pay or declare any dividends in the fiscal quarters indicated.

                               SHARES MARKET DATA

                                                                HIGH       LOW
                                                              --------   --------
1999:
  First Quarter.............................................  $14.250    $ 8.000
  Second Quarter............................................   11.375      6.625
  Third Quarter.............................................    9.500      6.500
  Fourth Quarter............................................   12.875      8.313

2000:
  First Quarter.............................................  $12.250    $ 4.000
  Second Quarter............................................    4.375      1.375
  Third Quarter.............................................    2.750      1.875
  Fourth Quarter............................................    2.250      0.625

2001:
  First Quarter.............................................  $ 2.875    $ 0.844
  Second Quarter............................................    1.500      0.800
  Third Quarter (through August 17, 2001)...................    2.290      0.910

    On August 6, 2001, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $1.20. On August 17, 2001, the closing price per Share as reported on Nasdaq was $2.27. As of August 17, 2001, the approximate number of holders of record of the Shares was 167.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING NEWSEDGE.

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning NewsEdge contained in this Offer to Purchase, including financial projections, has been furnished by NewsEdge or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Thomson assumes any responsibility for the accuracy or completeness of the information concerning NewsEdge furnished by NewsEdge or contained in such documents and records or for any failure by NewsEdge to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Thomson.

    GENERAL. NewsEdge is a Delaware corporation with its principal executive offices located at 80 Blanchard Road, Burlington, MA 01803, and its telephone number is (781) 229-3000. NewsEdge was formed as Desktop Data, Inc. in 1988 in the State of Delaware. After acquiring Investment Software Systems Inc. from ADP Financial Services, Inc. in January, 1998 and upon the closing of the February, 1998 merger with Individual, Inc., it changed its name to NewsEdge Corporation. On August 11, 1995, NewsEdge (then Desktop Data, Inc.) made its initial public offering of common stock, which trades on Nasdaq under the symbol "NEWZ". NewsEdge is a global provider of syndicated content services and electronic publishing technologies for business. Its customers include businesses with an interest in providing current information to its employees, content creators, such as information publishers, and the operators of active websites. NewsEdge offers technology and services for customers to create, manage and deploy content for millions of end users through intranets, websites, portals, extranets and distribution channels. Through its NewsEdge Refinery, which combines its patented technology and human editorial review to deliver highly targeted news on more than 2,000 business topics from more than 2,000 sources, NewsEdge serves thousands of sites and companies with highly targeted content solutions, including industry-specific topics, wireless services, turnkey permission marketing and publishing tools, outsourced editorial capabilities and sub-second live news feeds and applications.

    CERTAIN SELECTED PROJECTED FINANCIAL DATA OF NEWSEDGE. Prior to entering into the Merger Agreement, Thomson conducted a due diligence review of NewsEdge and in connection with such review received certain projections of NewsEdge's future operating performance (the "Projections"). NewsEdge does not, in the ordinary course, publicly disclose projections and these Projections were not prepared with a view to public disclosure.

    NewsEdge has advised Thomson and Purchaser that these Projections were prepared by NewsEdge's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These Projections do not give effect to the Offer or the potential combined operations of Thomson and NewsEdge or any alterations Thomson may make to NewsEdge's operations or strategy after the consummation of the Offer. The information set forth below was provided to Thomson and Purchaser in connection with their evaluation of the proposed transaction with NewsEdge and is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by NewsEdge's management that were provided to Thomson and Purchaser in connection with the Merger Agreement and the Offer.

         NEWSEDGE CORPORATION SELECTED PROJECTED FINANCIAL PERFORMANCE

DESCRIPTION                                                   FY 2001*   FY 2002*
-----------                                                   --------   --------
Total Revenue...............................................  $64,323    $63,648
Total Costs and Expenses....................................  $65,556    $60,888
Operating Income............................................  $(1,233)   $ 2,760
Net Income after Taxes......................................  $   507    $ 3,689

Balance Sheet Data:

Cash and Cash Equivalents...................................  $13,062    $14,388
Working Capital.............................................  $(5,696)   $  (713)
Total Assets................................................  $42,472    $41,994
Total Stockholders' Equity..................................  $ 3,346    $ 7,097

------------------------

*   All amounts in thousands of US$.

    CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO THESE PROJECTIONS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF NEWSEDGE". WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS WERE NOT PREPARED BY NEWSEDGE IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS WHICH MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT, AND MOST OF WHICH ARE BEYOND THE CONTROL OF NEWSEDGE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE YEARS ENDING DECEMBER 31, 2001 AND DECEMBER 31, 2002 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE.

    In addition, these Projections were not prepared in accordance with generally accepted accounting principles, and neither NewsEdge's nor Thomson's independent accountants has examined or compiled any of these Projections or expressed any conclusion or provided any other form of assurance with respect to these Projections and accordingly assume no responsibility for these Projections. These Projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above.

    THE INCLUSION OF THESE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THOMSON, PURCHASER OR NEWSEDGE OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED OR ARE A RELIABLE PREDICTION OF FUTURE EVENTS, AND NONE OF THE PROJECTIONS SHOULD BE RELIED UPON AS SUCH. THESE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL INFORMATION OF NEWSEDGE. NONE OF THOMSON, PURCHASER, OR NEWSEDGE OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE ANY OF THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING ANY OF THE PROJECTIONS ARE SHOWN TO BE IN ERROR. FORWARD-LOOKING STATEMENTS ALSO INCLUDE THOSE PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES", "EXPECTS", "ANTICIPATES" OR SIMILAR EXPRESSIONS.

    AVAILABLE INFORMATION. NewsEdge is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning NewsEdge's directors and officers, their remuneration, stock options granted to them, the principal holders of NewsEdge's securities and any material interest of such persons in transactions with NewsEdge is required to be disclosed in proxy statements distributed to NewsEdge's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or free at the Commission's website at www.sec.gov. The phone number of the Commission is (202) 942-8088.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND THOMSON.

    Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Metro Center, One Station Place, Stamford, Connecticut, 06902, and its telephone number is (203) 969-8700. Purchaser is an indirect wholly owned subsidiary of Thomson.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Thomson is a corporation organized under the laws of Ontario, Canada. Its principal offices are located at Suite 2706, Toronto Dominion Bank Tower, 66 Wellington Street West, Toronto Dominion Centre, Toronto, Ontario, M5K 1A1, Canada and its telephone number is (416) 360-8700. Thomson (www.thomson.com) is a leading global e-information and solutions company in the business and professional marketplace. Thomson is comprised of four global market groups. The Legal & Regulatory group is a leading provider of information and software-based solutions for legal, tax, accounting, intellectual property, compliance and business professionals. The Financial group provides information and integrated work solutions to the worldwide financial community. The Learning group is among the world's leading providers of learning products, services and solutions for individuals, learning institutions and businesses. The Scientific & Healthcare group provides high-value information and services to researchers and other professionals in the academic, scientific, government and healthcare marketplaces. Thomson's common shares are listed on the Toronto and London Stock Exchanges.

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Thomson and Purchaser and certain other information are set forth in Schedules I and II hereto, respectively. Except as described in this Offer to Purchase and in Schedules I and II hereto, none of Thomson, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedules I and II to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

9.  FINANCING OF THE OFFER AND THE MERGER.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $45.8 million. Purchaser will obtain all of such funds from Thomson or its affiliates. Thomson and its affiliates will provide such funds from existing resources.

10. BACKGROUND OF THE OFFER; CONTACTS WITH NEWSEDGE; THE MERGER AGREEMENT AND RELATED AGREEMENTS; INTERESTS OF CERTAIN PERSONS IN THE MERGER.

    BACKGROUND OF THE OFFER

    During the March 29, 2001 meeting of the Board, the directors and certain members of senior management analyzed a number of industry trends and conditions, as well as issues specific to NewsEdge. Following this discussion and after weighing NewsEdge's strategic alternatives, the Board discussed the advisability of hiring an investment banking firm to assist in assessing NewsEdge's strategic options. Clifford M. Pollan, Chief Executive Officer, President and a member of the Board, and Ronald Benanto, Vice President--Finance, Chief Financial Officer and Treasurer, reported on conversations with certain investment bankers that they had conducted to date. The directors discussed the advisability of establishing a committee to interview and engage an investment banking firm. The Board unanimously resolved to appoint Mr. Cowan, Mr. Devereaux and Mr. Kolowich, all members of the Board, to a committee to assist management in identifying, interviewing, and engaging an investment banking firm to assist NewsEdge in evaluating strategic alternatives, and to monitor and supervise this process (the "Special Committee").

    On April 3, 2001, the Special Committee conducted interviews with two potential investment banking firms each of which made extensive presentations to the Special Committee. At the conclusion of the meeting the Special Committee advised Mr. Pollan to proceed with an engagement of Broadview.

    On April 6, 2001, NewsEdge engaged Broadview to act as its financial advisor in connection with NewsEdge's intent to consider acquisition offers and, if requested by NewsEdge, to render the Board an opinion with respect to the fairness to the holders of Shares, from a financial point of view, of the consideration to be received in any acquisition of NewsEdge. Thereafter, Broadview produced an Offering Memorandum for NewsEdge to be distributed to potential acquirers.

    On April 20, 2001, Broadview and NewsEdge held an initial meeting with a potential acquirer ("Party A") regarding a possible acquisition of NewsEdge. Discussion centered around the strategic fit that NewsEdge offered the potential acquirer and the synergies to be realized upon combining the companies. The parties resolved to further consider a possible acquisition and to meet again in the near future.

    During the April 26, 2001 meeting of the Board, Mr. Pollan reported that the Special Committee had authorized NewsEdge management to retain Broadview as NewsEdge's financial advisor and that thereafter NewsEdge entered into an engagement agreement with Broadview. At the meeting, Steve O'Leary and Rodd Langenhagen, both representatives of Broadview, outlined their plan for investigating several strategic alternatives for NewsEdge and the directors discussed each of these alternatives in turn. Mr. O'Leary and Mr. Langenhagen discussed the status of discussions to date, including those with Party A, and sought input from the Board regarding potential acquirers and necessary follow up.

    On May 11, 2001, Broadview submitted a status report to the Board detailing their discussions to date with potential acquirers. Broadview reported that it had presented overviews of NewsEdge's business to nine potential acquirers, including three separate entities affiliated with Thomson.

    On May 16, 2001, NewsEdge entered into a Confidentiality Agreement with the West Group, an affiliate of Thomson, relating to the exchange of information between the two parties in light of a potential acquisition of NewsEdge by West Group or another affiliate of Thomson. Thereafter due diligence materials regarding NewsEdge were provided to Thomson.

    On May 25, 2001, Broadview submitted a second status report to the Board detailing their continuing discussions with potential acquirers. During the May 25, 2001 meeting of the Board, Mr. Langenhagen reported that a second meeting with Party A was held on May 22, 2001 and that a third meeting with Party A was scheduled for May 30, 2001. Mr. Langenhagen also reported on discussions between Broadview and David Hanssens of Thomson Legal and Regulatory, an affiliate of Thomson, and noted that Mr. Hanssens believed there was a strong potential strategic fit between the two companies and that Thomson was analyzing the financial impact of a potential transaction. Mr. Langenhagen also reported on several preliminary conversations with other potential acquirers as well as several preliminary conversations with parties which did not result in an expression of interest in consummating a transaction.

    On June 4, 2001, Broadview, Mr. Pollan and Mr. Benanto held meetings with Thomson regarding a potential transaction. Thomson expressed an interest in a potential transaction and noted Thomson's belief that NewsEdge could provide Thomson with a complimentary suite of goods and services that could further Thomson's long-term strategy.

    On June 11, 2001, Broadview reported receiving an offer from Party A.
Party A's initial offer was a stock-for-stock transaction which valued NewsEdge at approximately $25 million. On June 14, 2001, Broadview received a revised offer from Party A which increased the valuation of NewsEdge to $33 million in a stock-for-stock transaction.

    During a meeting of the Board on June 18, 2001, Mr. Langenhagen submitted a third status report to the Board and reported on discussions with several potential acquirers. Mr. Langenhagen reported that Broadview received a non-binding letter of interest from Thomson on June 18, 2001 relating to a cash transaction which valued NewsEdge at no less than $1.60 per share.
Mr. Langenhagen also reported that Broadview and representatives of NewsEdge held meetings with two other potential acquirers on June 15, 2001 and scheduled a second meeting with one of the parties for the week of June 18, 2001 to further discuss a potential transaction. Additionally, Mr. Langenhagen reported on preliminary discussions held with several other potential acquirers since Broadview's last status report on May 25, 2001.

    On June 21, 2001, Broadview held a follow-up due diligence meeting with one of the potential acquirers who had met with NewsEdge on June 15, 2001
("Party B"). On June 26, 2001, Broadview received a preliminary letter of intent from Party B relating to a part cash, part stock transaction which valued NewsEdge at between $2.25 and $3.00 per share. The letter also indicated that Party B would require significant additional management time to further understand NewsEdge's business and that it would require a 45-day exclusivity period.

    On June 27 and June 28, 2001, Mr. Pollan, other executive officers of NewsEdge, and representatives of Broadview met with Mr. Hanssens and other individuals from Thomson to conduct additional due diligence and discuss possible terms of an acquisition of NewsEdge by Thomson or one of its affiliated entities.

    During the June 28, 2001 meeting of the Board, Mr. Pollan and
Mr. Langenhagen reported on the status of NewsEdge's conversations with potential acquisition partners. The directors reviewed the status of these discussions and potential offers. In particular, Mr. Pollan reported that Party B communicated an interest in continuing negotiations with NewsEdge and had submitted an incomplete preliminary indication of interest which remained subject to substantial additional due diligence and other conditions.
Mr. Pollan also reported on the status of discussions with other potential acquirers. After discussion, the directors instructed management to continue discussions with each of the various interested parties. In particular, the directors instructed management to respond to indications of interest previously received with counterproposals seeking to elicit a higher valuation for NewsEdge and to respond to any preliminary indications of interest by communicating again the need to accelerate the timeframe during which to consider a potential transaction with NewsEdge and to submit firm indications of interest.

    During the last week of June, Party A sent representatives to meet with the Board and NewsEdge's executive management team to delineate their plans for an acquisition of NewsEdge and post-acquisition operations of NewsEdge. The party's representatives indicated at this time that their acquisition strategy necessitated that any potential transaction be a stock-for-stock deal.

    On July 1, 2001, Mr. Pollan communicated with the Board via e-mail that negotiations with Party A centered around the valuation of NewsEdge. Mr. Pollan also informed the Board that he and other members of NewsEdge's executive team met with Mr. Hanssens and eight other Thomson representatives on June 27 and June 28, 2001. He reported that conversations with Thomson were progressing in a positive manner and that NewsEdge expected firm offers from Thomson and Party A by July 6, 2001.

    During the July 3, 2001 meeting of the Board, Mr. Pollan and
Mr. Langenhagen reported on the status of NewsEdge's conversations with potential acquirers and the status of the letters of intent received to date. The directors then reviewed the status of these discussions and potential offers and directed management to continue discussions with a particular focus on Thomson and Party A.

    On July 5, 2001, Mr. Pollan communicated with the Board via e-mail that his recent conversations with Thomson were progressing positively and that NewsEdge would be evaluating offers over the course of the next week. Mr. Pollan also discussed issues surrounding the proposed timing of the initiation and closing of Thomson's proposed acquisition. Mr. Pollan reported that NewsEdge had received a revised letter of intent from Party B which valued NewsEdge between $2.25 and $2.50 per share to be paid half in cash and half in stock. Party B indicated that its offer was subject to a further due diligence review of NewsEdge's business operations which it expected to be able to complete by mid- to late-August.

    During the July 6, 2001 meeting of the Board, Mr. Pollan and
Mr. Langenhagen reported on the status of NewsEdge's conversations with potential acquisition partners. The directors reviewed the status of these discussions and potential offers. In particular, Mr. Pollan reported that Party B had conveyed to NewsEdge, through Broadview, that its strategic imperative in any acquisition would be to combine the two companies and thereby eliminate duplicative positions. As a result of these requirements, the party would need to hold discussions with certain members of the management team not yet privy to NewsEdge's acquisition proceedings as part of its due diligence review. The party also indicated that any offer would be a combination of cash and stock and that it would require at least a month to complete its due diligence review of NewsEdge. At this time, Mr. Pollan also reported that Party A recently indicated that it might raise its potential valuation for NewsEdge provided that no other major issues were outstanding. Mr. Pollan also reported that discussions with Thomson were ongoing. The directors discussed other terms and conditions of a potential business combination transaction. The directors directed Mr. Pollan and Mr. Langenhagen to continue discussions with each of the various interested parties.

    On July 9, 2001, NewsEdge received a verbal offer from Thomson, proposing to acquire NewsEdge pursuant to a cash tender offer which valued NewsEdge at $31 million plus cash on the balance sheet of NewsEdge at the time of the consummation of the transaction, which as of July 9, 2001 was estimated to be $14 million. Also on July 9, 2001 Party A increased its offer to a final offer of $38 million which was to be paid exclusively in the common stock of Party A.

    During the July 10, 2001 meeting of the Board, Mr. Pollan and
Mr. Langenhagen reported on the status of NewsEdge's conversations with potential acquisition partners, including the verbal offer received on July 9, 2001 from Thomson. The directors reviewed the status of these discussions and each potential offer. In particular, Mr. Pollan reported that Thomson had indicated that, subject to the completion of final due diligence and certain other conditions, it would be interested in acquiring NewsEdge at a valuation of $31 million plus the amount of cash on NewsEdge's balance sheet, which as of July 9, 2001 was estimated to be $14 million. The directors compared this proposal, its terms and conditions, and its potential benefits and associated risks with the potential offers from Party A and Party B. Management reported that Party B had requested additional time for due diligence and would be unlikely to come back with a firm offer prior to the time that NewsEdge would likely need to make a firm commitment to either Thomson or Party A. Management also reported concerns about Party B's post-acquisition cash balance and less favorable strategic positioning relative to other combinations post-merger. After discussion, based on the amount and quality of consideration offered, the directors instructed management to continue to negotiate with Thomson with a view towards entering into a definitive agreement at the valuation discussed.

    During the week of July 16, 2001, Thomson representatives and Thomson's legal counsel performed an extensive due diligence review of NewsEdge in Burlington, Massachusetts. Representatives of Thomson's legal, financial and human resource teams met throughout the week with the executive officers and certain other senior employees of NewsEdge to discuss various issues relating to Thomson's proposed acquisition of NewsEdge.

    On July 23, 2001, Mr. Pollan communicated with the Board via e-mail on the status of Thomson's due diligence review and that Thomson was meeting internally on July 23, 2001 to discuss the results of the due diligence review. Additionally, he reported that he and Mr. Langenhagen had discussions with Mr. Hanssens on Friday, July 20, 2001 regarding valuation and closing costs issues. Mr. Pollan indicated that he expected to receive a draft Merger Agreement from Thomson later that same day or the next day.

    On July 25, 2001, Mr. Pollan led a conference call discussion with Mr. Benanto, Mr. Hanssens and other representatives of Thomson on open issues related to the merger negotiations. On July 26, 2001, NewsEdge received an initial draft of the Merger Agreement from Thomson's legal counsel.

    Thereafter, representatives of NewsEdge and Thomson negotiated the terms of a definitive merger agreement and Thomson's proposed tender offer and discussed any unresolved issues between the parties. These discussions focused primarily on the conditions to Thomson's obligation to initiate and consummate its tender offer and second-step merger and the timing of the initiation and closing of Thomson's tender offer. The discussions also focused on the circumstances under which the Board would be able to consider and respond to competing acquisition proposals and the size of the fee NewsEdge would have to pay Thomson if the Board decided to terminate the transaction in order to modify or withdraw its recommendation on the basis of a superior offer. During this time Mr. Pollan continued to discuss the terms and conditions of the proposed transaction with individual Board members via telephone calls and e-mails.

    On July 31, 2001, Mr. Pollan, Mr. Benanto, Mr. Langenhagen, Mr. Hanssens and other representatives of Thomson agreed on final pricing of the transaction at approximately $43 million, after adjustments for transaction costs and working capital.

    On August 3, 2001, Mr. Pollan communicated with the Board via e-mail that negotiations with Thomson had progressed positively and that the two parties were very close to agreeing on all terms and conditions of Thomson's proposed tender offer and merger. Additionally, he reported that he expected that the Board would be asked to approve a definitive agreement and review Broadview's fairness opinion at a Board meeting on Monday, August 6. Thereafter, Thomson and NewsEdge discussed and negotiated the open provisions of the Merger Agreement. The parties also discussed and negotiated the Amended Employment Agreements and the Stockholders Agreement.

    On the evening of August 3, 2001, Thomson's legal counsel delivered a substantially final draft of the Merger Agreement which was distributed to the Board for their consideration.

    At a meeting held on August 6, 2001, the Board reviewed the status of the negotiations with Thomson and the terms of the definitive merger agreement. The Board also discussed competing offers and NewsEdge's prospects should it choose to remain independent. After reviewing the terms of the definitive merger agreement with Thomson and considering Broadview's Fairness Opinion and underlying data, the Board unanimously determined that the terms of the Offer and Merger with Thomson were fair to, and in the best interests of, the stockholders of NewsEdge, and unanimously resolved to recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

    On August 6, 2001, the parties executed the Merger Agreement, the Stockholders Agreement and the Amended Employment Agreements. Thereafter, Thomson and NewsEdge issued a joint press release announcing the execution of the Merger Agreement.

    CONTACTS WITH NEWSEDGE

    Neither Thomson nor Purchaser owns any Shares as of the date hereof. Except as described in this Offer to Purchase, (i) none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedules I and II to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Thomson or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and the Stockholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedules I and II to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of NewsEdge, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

    Except as set forth in this Offer to Purchase, since July 1, 1999, neither Purchaser nor Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed on Schedules I and II hereto, has had any transactions with NewsEdge or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since July 1, 1999, there have been no negotiations, transactions or material contacts between any of Purchaser, Thomson, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedules I and II to this Offer to Purchase, on the one hand, and NewsEdge or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of NewsEdge's securities, an election of NewsEdge's directors or a sale or other transfer of a material amount of assets of NewsEdge.

    NewsEdge has entered into information provider license agreements in the ordinary course of its business with certain affiliates of Thomson (the "Thomson Affiliates"). In NewsEdge's most recent fiscal year, these agreements resulted in aggregate revenues to NewsEdge from its customers of approximately $2,817,600 and royalty payments from NewsEdge to the Thomson Affiliates in an aggregate amount of approximately $1,693,700.

    THE MERGER AGREEMENT AND RELATED AGREEMENTS

    THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND THOMSON WITH THE COMMISSION IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7 UNDER THE CAPTION "AVAILABLE INFORMATION" OR DOWNLOADED FOR FREE FROM THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable but in no event later than 10 business days after the initial public announcement of the execution of the Merger Agreement on August 7, 2001. The obligation of Purchaser to commence the Offer is subject to (i) the Merger Agreement not having been terminated in accordance with its terms and (ii) the Board, or any committee thereof, not having withheld, withdrawn, amended, changed or modified the approval or recommendation of the Offer, or the Merger Agreement or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, or the Merger, or the Board, or any committee thereof, not having resolved to do any of the foregoing (a "Change in NewsEdge Board Approval"). The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Thomson have agreed that no amendment or change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 14.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into NewsEdge. As a result of the Merger, the separate corporate existence of Purchaser will cease and NewsEdge will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Thomson. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of NewsEdge and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Purchaser immediately prior to the Effective Time (which shall include the Officers of NewsEdge immediately prior to the Effective Time) will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is NewsEdge Corporation." Subject to the Merger Agreement, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, NewsEdge shall, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (collectively, the "Transactions"), and (ii) (A) subject to the exceptions provided for in the Merger Agreement, include in the Proxy Statement, and not subsequently withhold, withdraw, amend, change or modify in any manner adverse to Purchaser or Thomson, the unanimous recommendation of the Board that the stockholders of NewsEdge approve and adopt the Merger Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption. If Purchaser acquires at least a majority of the outstanding Shares on an a fully diluted basis (excluding options and warrants held by the Selling Stockholders), Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    PROXY STATEMENT. The Merger Agreement provides that NewsEdge shall, if approval of NewsEdge's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission promptly after such filing, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares at the earliest practicable time. Subject to the exceptions provided in the Merger Agreement, NewsEdge has agreed to include in the Proxy Statement, and not subsequently withhold, withdraw, amend, change or modify in any manner adverse to Purchaser or Thomson, the recommendation of the Board that the stockholders of NewsEdge approve and adopt the Merger Agreement and the Transactions and to use its best efforts to obtain such approval and adoption. Thomson and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Transactions. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Thomson, Purchaser and NewsEdge will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of NewsEdge's stockholders.

    CONDUCT OF BUSINESS BY NEWSEDGE PENDING THE MERGER. Pursuant to the Merger Agreement, NewsEdge has agreed that, between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, except as contemplated in the Merger Agreement and unless Thomson shall otherwise agree in writing, the businesses of NewsEdge and its subsidiaries shall be conducted only in, and NewsEdge and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and NewsEdge shall use its reasonable best efforts to preserve substantially intact the business organization of NewsEdge and its subsidiaries, to keep available the services of the current officers, employees and consultants of NewsEdge and the subsidiaries and to preserve the current relationships of NewsEdge and the subsidiaries with customers, suppliers and other persons with which NewsEdge or any subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither NewsEdge nor any subsidiary shall, between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Thomson:

        (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of NewsEdge or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of NewsEdge or any of its subsidiaries (except for the issuance of a maximum of 3,841,026 Shares issuable pursuant to options outstanding on the date of the Merger Agreement under NewsEdge Stock Option Plans and 801,497 Shares issuable pursuant to the warrants or rights to purchase 19,579 Shares pursuant to the ESPP in each case as set forth in the disclosure schedule to the Merger Agreement (the "Disclosure Schedule")), or (ii) any assets of NewsEdge or any subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances (except for the extension of advances to employees in the ordinary course of business and consistent with past practice), or grant any security interest in any of its assets; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for NewsEdge and its subsidiaries taken as a whole; (v) make or direct to be made any capital investments or equity investments in any entity, other than a wholly owned subsidiary; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth this clause (e);

        (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of NewsEdge or any subsidiary who are not directors or officers of NewsEdge, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of NewsEdge or of any subsidiary, or hire any new officer, or hire any new employee other than employees hired in the ordinary course of business and consistent with past practice, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee (unless required by law);

        (g) change any accounting methods used by it unless required by GAAP;

        (h) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (A) in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet of NewsEdge and its consolidated subsidiaries as at December 31, 2000, including the notes thereto or subsequently incurred in the ordinary course of business and consistent with past practice; (B) of any liabilities under the existing employment or executive bonus agreements of NewsEdge set forth in the Disclosure Schedule and (C) of fees and expenses in connection with the transition of control of NewsEdge's business to Thomson or Purchaser;

        (j) pay or delay the payment of accounts payable or accelerate the collection of accounts receivable, in either case outside of the ordinary course of business and consistent with past practice other than the payment of fees and expenses in connection with the transition of control of NewsEdge's business to Thomson or Purchaser;

        (k) amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of NewsEdge's or any subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

        (l) commence or settle any litigation, suit, claim, action, proceeding or investigation (an "Action") other than, with the prior written consent of Thomson (which consent will not be unreasonably withheld or delayed), the Actions set forth in the Disclosure Schedule;

        (m) amend or modify any of the Amended Employment Agreements;

        (n) accelerate the vesting or exercisability of any options, other than as and to the extent expressly set forth in the Disclosure Schedule; or

        (o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

    NEWSEDGE BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number (but rounded down if rounding up would cause Purchaser's representatives to constitute the entire Board), on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this paragraph), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and NewsEdge shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of NewsEdge, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, NewsEdge shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board,
(ii) each board of directors of each subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, NewsEdge has agreed to use its reasonable best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the subsidiaries, as of the date of the Merger Agreement, who are not employees of NewsEdge shall remain members of the Board and of such boards and committees.

    The Merger Agreement provides that, following the election of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of NewsEdge, any termination of the Merger Agreement by NewsEdge, any extension by NewsEdge of the time for the performance of any of the obligations or other acts of Thomson or Purchaser, or waiver of any of NewsEdge's rights thereunder, will require the concurrence of a majority of those directors of NewsEdge then in office who were neither designated by Purchaser nor are employees of NewsEdge or any subsidiary.

    ACCESS TO INFORMATION; CONFIDENTIALITY. Pursuant to the Merger Agreement, until the Effective Time, NewsEdge shall, and shall cause its subsidiaries and the officers, directors, employees, auditors and agents of NewsEdge and its subsidiaries to, afford the officers, employees and agents of Thomson and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of NewsEdge and each subsidiary, and shall furnish Thomson and Purchaser with such financial, operating and other data and information as Thomson or Purchaser, through their officers, employees or agents, may reasonably request. Thomson and Purchaser agreed that all information obtained by either of them pursuant to this access shall be kept confidential in accordance with a confidentiality agreement dated May 16, 2001 between West Group, an affiliate of Thomson and Broadview, on behalf of NewsEdge (the "Confidentiality Agreement").

    NO SOLICITATION OF TRANSACTIONS. NewsEdge has agreed that neither it nor any subsidiary shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, (i) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal, or
(ii) except as required by the fiduciary duties of the Board under applicable law (as determined in good faith) after having received advice from outside legal counsel in response to unsolicited proposals, participate in any discussions or negotiations regarding, or furnish to any person, any information (provided that prior to furnishing such information, NewsEdge enters into a customary, confidentiality agreement on terms no less favorable to NewsEdge than those contained in the Confidentiality Agreement) with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or take any action intended to facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

    NewsEdge has also agreed that neither the Board nor any committee thereof shall (i) withhold, withdraw, amend, change or modify, or propose to withhold, withdraw, amend, change or modify, in a manner adverse to Thomson or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other Transactions contemplated thereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel and that the Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal (as defined herein), after giving prior written notice to Thomson and Purchaser, the Board may withhold, withdraw, amend, change or modify its approval or recommendation of the Offer and the Merger, but only to terminate the Merger Agreement in accordance with the termination provisions specified therein.

    NewsEdge has agreed to, and will direct or cause its directors, officers, employees, representatives, agents and other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date of the Merger Agreement. NewsEdge has also agreed to promptly advise Thomson orally (within one business day) and in writing (within two business days) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

    "Acquisition Proposal" means (i) any proposal or offer from any person other than Thomson or Purchaser regarding any direct or indirect acquisition of
(A) all or a substantial part of the assets of NewsEdge or of any subsidiary or
(B) over 15% of any class of equity securities of NewsEdge or of any subsidiary;
(ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of NewsEdge or any subsidiary; (iii) any proposal or offer from any person other than Thomson or Purchaser regarding any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving NewsEdge or any subsidiary, other than the Transactions.

    "Superior Proposal" means any Acquisition Proposal not solicited, initiated or encouraged in violation of the provisions of the Merger Agreement made by a third person on terms which, the Board determines, in its good faith judgment, after having received the advice of Broadview or another financial advisor of nationally recognized reputation, after taking into account all of the terms and conditions of such Acquisition Proposal and the ability of the third person making such Acquisition Proposal to consummate it, that the proposed transaction would be more favorable from a financial point of view to the stockholders of NewsEdge than the Offer and the Merger and the Transactions.

    Nothing contained in the section of the Merger Agreement relating to non-solicitation by NewsEdge shall prohibit NewsEdge from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to NewsEdge's stockholders, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel; provided, however, that neither NewsEdge nor the Board nor any committee thereof shall, except as permitted in the section of the Merger Agreement relating to non-solicitation by NewsEdge, withhold, withdraw, amend, change or modify, or propose publicly to withhold, withdraw, amend, change or modify, its position with respect to the Merger Agreement, the Offer, the Merger or any other Transaction or to approve or recommend, or propose to approve or recommend, any Acquisition Proposal, including a Superior Proposal.

    Except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, NewsEdge has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which NewsEdge is a party.

    EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS. The Merger Agreement provides that effective as of the Effective Time, NewsEdge shall (i) terminate NewsEdge's Amended and Restated 1989 Stock Option Plan, 1995 Stock Plan, 1995 Non-Employee Director Stock Option Plan, 2000 Non-Officer and Non-Director Stock Plan and Individual, Inc.'s 1996 Non-Employee Director Stock Option Plan, each as amended through the date of the Merger Agreement (the "NewsEdge Stock Option Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under NewsEdge Stock Option Plans that is outstanding and unexercised as of such date. Each holder of an option that is outstanding and unexercised at the Effective Time shall be entitled, to the extent any such option is exercisable, to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such option, an amount in cash equal to the excess, if any, of (x) $2.30 per Share over (y) the per share exercise price of such option, multiplied by the number of Shares subject to such option as of the Effective Time. From and after the date of the Merger Agreement, NewsEdge shall not accelerate or permit the acceleration of the vesting or exercisability of any options, other than with respect to certain options that will vest upon the closing of the Offer and solely to the extent expressly set forth in the Disclosure Schedule. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

    As of the last day of the payroll period immediately preceding the Effective Time (the "ESPP Date"), all offering and purchase periods under way under the ESPP, shall be terminated and, as of the date of the Merger Agreement, no new offering or purchase periods shall be commenced. NewsEdge has agreed to take all necessary action, including providing all required notices to participants, to ensure that the rights of participants in the ESPP with respect to any such offering or purchase periods shall be determined by treating the ESPP Date as the last day of such offering and purchase periods. NewsEdge has also agreed to take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of the Merger Agreement, to existing participants and, to the extent permissible under the ESPP, existing participation levels. The Merger Agreement also provides that, at the ESPP Date, NewsEdge shall terminate the ESPP and each participant's rights thereunder shall terminate in exchange for a cash payment equal to the excess of (i) $2.30 per Share multiplied by the number of Shares that the participant's accumulated payroll deductions as of the ESPP Date could purchase, at the $2.07 option price under the ESPP, determined with reference only to March 1, 2001 and subject to the limitations set forth in the ESPP (the "Number of Optioned Shares"), over
(ii) the result of multiplying the Number of Optioned Shares by such option price, subject to any applicable federal, state and local tax withholding requirements.

    Pursuant to the Merger Agreement, at the Effective Time, a holder of a warrant shall be entitled to receive, and shall, upon surrender of such warrant to Purchaser for cancellation, receive, in settlement and cancellation thereof, an amount of cash, if any, equal to the excess, if any, of (x) $2.30 per Share multiplied by the number of Shares issuable upon exercise of such warrant if such warrant were exercised immediately prior to the Effective Time with respect to all Shares remaining to be exercised thereunder over (y) the exercise price of each such warrant with respect to all Shares remaining to be exercised thereunder, which payment shall be made to each such warrant holder as soon as practicable after the Effective Time. NewsEdge shall take all necessary action, including, without limitation, providing notice to each holder of a warrant, as required under and in accordance with the terms of such warrant, to effect the disposition of the warrants as contemplated by this paragraph and the terms of such warrant. Upon surrender of such warrants by the holders thereof, any warrant not surrendered for cancellation as provided above shall survive the Merger and shall become a warrant to receive, upon payment of the exercise price provided for therein, an amount of cash based on $2.30 per Share in accordance with the merger adjustment provisions of each such warrant.

    The Merger Agreement provides that as of the Effective Time, Thomson shall cause the Surviving Corporation to honor, in accordance with their terms, all employee benefit plans and programs in effect immediately prior to the Effective Time that are applicable to any current or former employees of NewsEdge or any of its subsidiaries. Pursuant to the Merger Agreement, employees of NewsEdge or any of its subsidiaries shall receive credit for the purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan or program established or maintained by the

Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with NewsEdge or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Notwithstanding anything in this paragraph to the contrary, nothing in this paragraph shall be deemed to limit or otherwise affect the right of Thomson, Purchaser or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to terminate any employee benefit plan without establishing a replacement plan, in each case as Thomson, Purchaser or Surviving Corporation may determine in its discretion.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE. The Merger Agreement provides that the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in
Article 7 of the By-laws of NewsEdge, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees, fiduciaries or agents of NewsEdge, unless such modification shall be required by law.

    The Merger Agreement also provides that the Surviving Corporation shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by NewsEdge (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time.

    FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall
(i) make promptly its respective filings, and thereafter promptly make any other required submissions in any country where a merger filing or other antitrust notification is necessary or desirable, including but not limited to the United Kingdom, the Federal Democratic Republic of Germany and Brazil, with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") and parties to contracts with NewsEdge and its subsidiaries as are necessary for the consummation of the Transactions and to inform or consult with any trade unions, work councils, employee representative or any other representative body as required and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Thomson will be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Purchaser, Thomson, NewsEdge or any of their respective subsidiaries or
(B) limits Thomson's freedom of action with respect to, or its ability to retain, NewsEdge and its subsidiaries or any portion thereof or any of Thomson's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

    The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by NewsEdge as to the absence of certain changes or events concerning NewsEdge's business, compliance with law, absence of litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, material contracts, insurance and brokers.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if necessary under Delaware Law, the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of NewsEdge; (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Thomson or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and (c) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement by the stockholders of NewsEdge: (a) by mutual written consent of each of Thomson, Purchaser and NewsEdge duly authorized by the Boards of Directors of Purchaser and NewsEdge; or (b) by either Thomson, Purchaser or, upon approval of its Board, by NewsEdge if (i) the Effective Time shall not have occurred on or before December 31, 2001; provided, however, that the right to terminate the Merger Agreement under this clause (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Thomson if (i) Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of the Merger Agreement due to a Change in NewsEdge Board Approval, (B) terminated the Offer due to a Change in NewsEdge Board Approval, or the Offer shall have expired, without Purchaser having accepted any Shares for payment thereunder or
(C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under
(A), (B) or (C) shall have been caused by or resulted from the failure of Thomson or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Thomson or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, a Change in NewsEdge Board Approval has occurred; or (d) by NewsEdge, upon approval of the Board, if (i) Purchaser shall have
(A) failed to commence the Offer within 10 business days following the date of the Merger Agreement other than due to a Change in NewsEdge Board Approval,
(B) terminated the Offer, or the Offer shall have expired, without Purchaser having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of NewsEdge or any Selling Stockholder, as applicable, to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the Stockholders Agreement or the material breach by NewsEdge or any Selling Stockholder, as applicable of any of its material representations or warranties contained in the Merger Agreement or the Stockholders Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five business days' prior written notice to Thomson, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Thomson during such five business day period; provided, however, that any termination of the Merger Agreement pursuant to clause (d)(ii) of this paragraph shall not be effective until NewsEdge has made full payment of all amounts described below under the Section entitled "Fees and Expenses".

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the Section entitled "Fees and Expenses" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

    FEES AND EXPENSES.  The Merger Agreement provides that in the event that
(i) (A) any person (including, without limitation, NewsEdge or any affiliate thereof), other than Thomson or any affiliate of Thomson, shall have become the beneficial owner of more than 15% of the then outstanding Shares, (B) the Merger Agreement shall have been terminated pursuant to the provisions described in clause (b)(i), (c) or (d) of the Termination paragraph above, and (C) NewsEdge enters into an agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in each case within 12 months after such termination of the Merger Agreement; or (ii) any person shall have commenced, publicly proposed or communicated to NewsEdge an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied and
(C) the Merger Agreement shall have been terminated pursuant to the termination provisions described in the Termination paragraph above; or (iii) the Merger Agreement is terminated (A) pursuant to (x) the provisions described in clause (c)(ii) or (d)(ii) of the Termination paragraph above or (y) the provisions described in clause (c)(i) or (d)(i) of the Termination paragraph above, to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in clause (c)(i) or
(d)(i) of the Termination paragraph above, as the case may be, shall relate to the failure of NewsEdge to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or a material breach by NewsEdge of any of its material representations or warranties contained in the Merger Agreement and (B) NewsEdge enters into an agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in each case within 12 months after such termination of the Merger Agreement; or (iv) an Acquisition Proposal that was commenced, publicly proposed or communicated to NewsEdge prior to the termination of the Merger Agreement pursuant to the termination provision described in the Termination paragraph above is consummated within 12 months after such termination and NewsEdge shall not theretofore have been required to pay the Fee to Thomson pursuant to the provisions described in clause (i), (ii) or (iii) of this paragraph; then, in any such event, NewsEdge shall pay Thomson promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $1,432,000 (the "Fee"), which amount shall be payable in immediately available funds. Except as set forth in this paragraph, all costs and expenses incurred in connection with the Merger Agreement, the Stockholders Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

    THE STOCKHOLDERS AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT, AMONG THOMSON, PURCHASER AND EACH OF THE SELLING STOCKHOLDERS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDERS AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE STOCKHOLDERS AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7.

    TENDER OF SHARES. Each of the Selling Stockholders, namely, Clifford M. Pollan, Rory J. Cowan, Michael E. Kolowich, William A. Devereaux, James D. Daniell, Basil P. Regan, Murat H. Davidson, Jr., Peter Woodward, Ronald Benanto and Donald McLagan, has agreed that, as soon as practicable following commencement of the Offer, such Selling Stockholder shall tender or cause to be tendered all of such Selling Stockholder's respective Shares pursuant to and in accordance with the terms of the Offer, and shall not withdraw such Shares from the Offer unless the Offer is terminated. Each Selling Stockholder acknowledged and agreed that Purchaser's obligation to accept for payment any Shares tendered by such Selling Stockholder is subject to the terms and conditions of the Offer.

    VOTING AGREEMENT. Each of the Selling Stockholders further agreed that from August 6, 2001 to the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated, and (ii) the Effective Time, at any meeting of the stockholders of NewsEdge, however called, and in any action by consent of the stockholders of NewsEdge, such Selling Stockholder shall vote (or cause to be voted) such Selling Stockholder's Shares (x) in favor of the approval and adoption of the Merger Agreement and the Transactions and otherwise in such manner as may be necessary to consummate the Merger; (y) except as otherwise agreed to in writing by Thomson, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of NewsEdge under the Merger Agreement or of the Selling Stockholder contained in Stockholders Agreement; and
(z) against (A) any action, agreement or transaction that would impair or materially delay the ability of NewsEdge to consummate the Transactions provided for in the Merger Agreement or (B) any Acquisition Proposal.

    IRREVOCABLE PROXY. Pursuant to the Stockholders Agreement, each of the Selling Stockholders irrevocably appointed Thomson and each of Thomson's executive officers as such Selling Stockholder's true and lawful attorney, agent and proxy, to vote and otherwise act (by written consent or otherwise) with respect to such Selling Stockholder's Shares at any meeting of stockholders of NewsEdge (whether annual or special and whether or not an adjourned or postponed meeting) or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the paragraph above, giving and granting to such Selling Stockholder's attorney, agent and proxy the full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as it might or could do if personally present with full power of substitution, appointment and revocation, hereby ratifying and confirming all that such Selling Stockholder's attorney, agent and proxy shall do or cause to be done by virtue thereof.

    Pursuant to the Stockholders Agreement, each Selling Stockholder agreed to revoke all other proxies and powers of attorney with respect to such Selling Stockholder's Shares which may have previously been appointed or granted, and agreed that no subsequent proxy or power of attorney will be given or written consent executed (and if given or executed, shall not be effective) by any Selling Stockholder with respect thereto.

    NO PROXY, DISPOSITION OR ENCUMBRANCE OF SHARES. Each of the Selling Stockholders further agreed that, except as contemplated by the Stockholders Agreement or with the prior written consent of Thomson, such Selling Stockholder shall not, prior to the Expiration Date, (i) grant any proxies or voting rights or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares of such Selling Stockholder, (ii) sell, assign, transfer, encumber, pledge or hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, pledge, hypothecation or other disposition of, any such Shares or interest therein, or create or permit to exist any liens of any nature whatsoever with respect to, any of such Shares, (iii) take any action that would make any representation or warranty of such Selling Stockholder in the Stockholders Agreement untrue or incorrect or have the effect of preventing or materially impairing such Selling Stockholder from performing such Selling Stockholder's obligations thereunder,
(iv) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing, or (v) agree or consent to, or offer to do, any of the foregoing.

    NO SOLICITATION OF TRANSACTIONS. Subject to each of the Selling Stockholder's fiduciary duties and obligations as a director of NewsEdge, each Selling Stockholder agreed that between the date of the Stockholders Agreement and the Expiration Date, such Selling Stockholder shall not, directly or indirectly, (i) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or take any action intended to facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

    TERMINATION. The Stockholders Agreement will terminate, and no party will have any rights or obligations thereunder and the Stockholders Agreement shall become null and void and have no further effect on the Expiration Date.

    EMPLOYMENT AGREEMENTS

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS IN THE AMENDED EMPLOYMENT AGREEMENTS BETWEEN NEWSEDGE AND CERTAIN OF ITS OFFICERS. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AMENDED EMPLOYMENT AGREEMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE, AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS EXHIBITS TO THE SCHEDULE TO. THE AMENDED EMPLOYMENT AGREEMENTS MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN
SECTION 7.

    NewsEdge had entered into employment agreements with the Officers, namely, Messrs. Clifford M. Pollan, Ronald Benanto, Charles White, Thomas Karanian, Alton Zink, David Scott, John Crozier and Lee Phillips (the "Original Employment Agreements"). The purchase of Shares pursuant to the Offer and/or the consummation of the Merger will constitute a "change of control" of NewsEdge for purposes of these Original Employment Agreements and would entitle each of the Officers to a "change of control" bonus. This "change of control" bonus would be equal to six months' compensation, including base salary and targeted bonus, for each of the Officers (other than Clifford M. Pollan) and 12 months' compensation, including base salary and targeted bonus for Mr. Pollan.

    In connection with the Offer and the Merger, each of the Officers have entered into an Amended Employment Agreement with NewsEdge for one year terms, which supersede each Officer's Original Employment Agreement (provided that the Merger Agreement is not terminated prior to the Effective Time in which case the Amended Employment Agreement shall automatically terminate and have no further force or effect and the Original Employment Agreement shall be automatically reinstated upon such termination of the Merger Agreement). Accordingly, no "change of control" bonus will be payable pursuant to the Original Employment Agreements. Pursuant to these Amended Employment Agreements, upon the earlier to occur of (i) the date of the payment for the Shares pursuant to the Offer and
(ii) the date of the Effective Time of the Merger, each Officer will be paid the one-time "change of control" bonus equal to the amount that would be payable to the Officer under such Officer's Original Employment Agreement, as described above. The Amended Employment Agreements further provide that if the Officer is an active employee of NewsEdge on the one-year anniversary of the date of the Amended Employment Agreement, the Officer will be paid, in the case of all Officers other than Clifford M. Pollan, a bonus equal to 12 months' base salary and in the case of Clifford M. Pollan a bonus equal to $365,000.

    The Amended Employment Agreements also provide that during the term of the Amended Employment Agreement and, with respect to clauses (i), (iii) and
(iv) below, for a period equal to 12 months after the termination of the Officer's employment by NewsEdge (or any affiliate thereof) or, with respect to clause (ii) below, 18 months after the termination of the Officer's employment by NewsEdge (or any affiliate thereof) (the "Restricted Period"), the Officer shall not (i) engage in certain restricted activities, including engaging in the businesses of developing, operating, offering for sale and selling news or other current information or software-based solutions pertaining thereto to corporations and other businesses, government agencies, universities and other academic institutions and professional services providers; (ii) be an employee or consultant of, or provide services to, certain competitors of NewsEdge or any of their respective direct or indirect subsidiaries; (iii) subject to certain exceptions, have an interest in any person engaged in the restricted activities set forth in clause (i) above in any capacity, including, without limitation, as a partner, shareholder, officer, director, principal, agent, employee, trustee or consultant or any other relationship or capacity; or (iv) interfere with business relationships between NewsEdge or any of its affiliates and customers or suppliers of NewsEdge or any of its affiliates.

    Each of the Officers agreed that, during the term of the Amended Employment Agreement and at all times thereafter, they shall treat as confidential and, except as required in the performance of their duties and responsibilities under their Amended Employment Agreement, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential material of NewsEdge or Thomson (and their affiliates) except if the confidential material (i) becomes generally available to the public other than as a result of a disclosure by the Officer, (ii) was available to the Officer on a non-confidential basis prior to his employment with NewsEdge or
(iii) becomes available to the Officer on a non-confidential basis from a source other than NewsEdge or Thomson (and their affiliates) or any of their business partners, provided that such source is not bound by a confidentiality agreement with NewsEdge or Thomson or any such business partners.

    The Amended Employment Agreement also provides that during the Restricted Period, the Officer shall not (i) hire or attempt to hire, or (ii) solicit or entice or attempt to solicit or entice away, any person who is (at the applicable time or was within the six month period prior to any such hire, solicitation or enticement) an officer, employee or consultant of NewsEdge or Thomson Legal & Regulatory (including, without limitation, The Dialog Corporation plc ("Dialog")) (in the case of clause (i) above) or NewsEdge or Thomson (in the case of clause (ii) above), as applicable, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of NewsEdge, Thomson or Thomson Legal & Regulatory (including without limitation Dialog), as applicable.

    The Officer further agreed that all discoveries, inventions, processes, methods and improvements, conceived, developed or otherwise made by the Officer at any time, alone or with others in any way relating to NewsEdge's present or future business or products, whether patentable or subject to copyright protection and whether or not reduced to practice, during the period of the Officer's employment with NewsEdge ("Developments"), shall be the sole property of NewsEdge and assigned to NewsEdge all of the Officer's right, title and interest throughout the world in and to all such Developments.

    Each of the Officers agreed that the Amended Employment Agreement contained the entire understanding and agreement between the them and NewsEdge, and superseded any prior understandings or agreements between them, with respect to the subject matter thereof (including, without limitation, the Original Employment Agreement).

    CONFIDENTIALITY AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE CONFIDENTIALITY AGREEMENT, DATED MAY 16, 2001 BETWEEN BROADVIEW, ON BEHALF OF NEWSEDGE, AND WEST GROUP, AN AFFILIATE OF THOMSON. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH SET FORTH IN SECTION 7.

    On May 16, 2001, Broadview, on behalf of NewsEdge, and West Group, an affiliate of Thomson, executed a Confidentiality Agreement (the "Confidentiality Agreement"). Pursuant to the terms of the

Confidentiality Agreement, NewsEdge agreed to provide to West Group certain confidential financial and other information concerning the business and affairs of NewsEdge (the "evaluation material") and West Group agreed, among other things, (i) not to use the evaluation material, other than for the purpose of evaluating the proposed transaction between NewsEdge and West Group; (ii) not to disclose or permit the disclosure of any of the evaluation material at any time received or obtained from NewsEdge or its representatives to any third party or otherwise use or permit the use of the evaluation material in any way detrimental to NewsEdge, except as required by applicable law or legal process, without the prior written consent of NewsEdge, provided that the evaluation material could be disclosed to such representatives who needed to know such information for the purpose of evaluating the proposed transaction between NewsEdge and West Group and who were advised of the Confidentiality Agreement and agreed to keep such evaluation material confidential and to be bound by the Confidentiality Agreement to the same extent as if they were parties thereto;
(iii) that neither West Group nor its representatives would, without prior written consent of NewsEdge, use any of the evaluation material at any time received or obtained from NewsEdge or its representatives for any purpose in the event that the proposed transaction between NewsEdge and West Group was not consummated; (iv) that all evaluation material was to be returned upon NewsEdge's request or destroyed and not retained by West Group or its representatives in any form or for any reason in the event that the proposed transaction was not consummated; and (v) that the intention of NewsEdge to engage in discussions with West Group, and the subsequent exercise of that intention, would be kept confidential.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As described above, on August 6, 2001, each of the Officers entered into an Amended Employment Agreement. In addition, on August 6, 2001, the Board adopted resolutions pursuant to which, immediately prior to the Effective Time, 50% of all outstanding and unvested options (including those held by directors and Officers) granted under any of NewsEdge's Stock Option Plans would become fully vested and exercisable. A summary of the effects of the Offer and the Merger and the Transactions on the directors and the Officers of NewsEdge is set forth in
Item 3 of the Schedule 14D-9 and is incorporated into this Offer to Purchase by reference.

11. PURPOSE OF THE OFFER; PLANS FOR NEWSEDGE AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Thomson to acquire control of, and the entire equity interest in, NewsEdge. The purpose of the Merger is for Thomson to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, NewsEdge will become an indirect wholly owned subsidiary of Thomson.

    Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Transactions contemplated thereby, including the Merger. The Board of Directors of NewsEdge has unanimously determined that the Merger Agreement and the Transactions contemplated thereby, including each of the Offer and the Merger, is fair to, and in the best interests of, the holders of Shares, has approved and declared advisable the Merger Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law including, without limitation, Section 203 thereof) and has resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of NewsEdge is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement without the affirmative vote of any other stockholder.

    In the Merger Agreement, NewsEdge has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions, if such action is required by Delaware Law.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See
Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over NewsEdge's conduct of its business and operations.

    SHORT-FORM MERGER. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of NewsEdge's other stockholders. In such event, Thomson, Purchaser and NewsEdge have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of NewsEdge's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of NewsEdge's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. Notwithstanding the foregoing, if the Merger is consummated, holders of Shares who have not tendered their Shares or, if applicable, voted in favor of the Merger will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Holders of Shares who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting holders of Shares would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

    Thomson and Purchaser do not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Thomson and Purchaser intend, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration.

    The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by holders of Shares desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware Law.

    GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it.
Rule 13e-3 requires, among other things, that certain financial information concerning NewsEdge and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Merger.

    PLANS FOR NEWSEDGE. It is expected that, initially following the Merger, the business and operations of NewsEdge will, except as set forth in the Offer to Purchase, be continued by NewsEdge substantially as they are currently being conducted. Thomson will continue to evaluate the business and operations of NewsEdge during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Thomson intends to seek additional information about NewsEdge during this period. Thereafter, Thomson intends to review such information as part of a comprehensive review of NewsEdge's business, operations, capitalization and management with a view to optimizing NewsEdge's potential in conjunction with Thomson's businesses. It is expected that the business and operations of NewsEdge will form an important part of Thomson's future business plans.

    Except as set forth herein and as contemplated by the Merger Agreement, Thomson does not have any present plans or proposals which relate to or would result in (i) the acquisition by any person of additional securities of NewsEdge, or the disposition of securities of NewsEdge; (ii) any extraordinary corporate transaction, such as a merger, reorganization or liquidation of NewsEdge or any of its subsidiaries; (iii) any sale or transfer of a material amount of assets of NewsEdge or any of its subsidiaries; (iv) any material change in NewsEdge's present capitalization or dividend policy; (v) any other material change in NewsEdge's business or corporate structure; (vi) any change in the present Board or management of NewsEdge, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; (vii) changes in NewsEdge's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of NewsEdge by any person; or (viii) any action similar to any of those enumerated above.

    If the Merger is consummated as planned, the Shares will be deregistered under the Securities Act of 1933, as amended, and the Exchange Act and cease to be authorized to be quoted on Nasdaq.

12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that NewsEdge shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Thomson (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of NewsEdge or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of NewsEdge or any of its subsidiaries (except for the issuance of a maximum of 3,841,026 Shares issuable pursuant to options outstanding on the date hereof under NewsEdge Stock Option Plans and 801,497 Shares issuable pursuant to the warrants, or rights to purchase 19,579 Shares pursuant to the ESPP), or (ii) any assets of NewsEdge or any of its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Thomson intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

    NASDAQ LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 750,000, the number of round lot holders of Shares falls below 400 or the market value of such publicly held Shares is not at least
$5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by NewsEdge to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by NewsEdge to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of NewsEdge and persons holding "restricted securities" of NewsEdge may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause NewsEdge to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14. CERTAIN CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, if immediately prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied, (ii) any of the conditions in paragraphs (a),
(b), (c), (e), (f), (g) and (i) below shall exist and be continuing or
(iii) any of the conditions in paragraphs (d) and (h) below shall exist:

        (a) there shall have been instituted or be pending any Action (other than a certain Action specifically identified in the Disclosure Schedule to the extent such Action has not resulted in a preliminary or permanent injunction with respect to the Merger Agreement or any of the Transactions) before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of any Shares by Thomson, Purchaser or any other affiliate of Thomson, or the purchase of Shares pursuant to the Stockholders Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or materially limit the ownership or operation by NewsEdge, Thomson or any of their subsidiaries of all or any of the business or assets of

    NewsEdge, Thomson or any of their subsidiaries that is material to either Thomson and its subsidiaries or NewsEdge and its subsidiaries, in either case, taken as a whole, or to compel NewsEdge, Thomson or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of NewsEdge, Thomson or any of their subsidiaries that is material to either Thomson and its subsidiaries or NewsEdge and its subsidiaries, in each case, taken as a whole; (iii) seeking to impose any limitation on the ability of Thomson, Purchaser or any other affiliate of Thomson to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or the Stockholders Agreement or otherwise on all matters properly presented to NewsEdge's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; (iv) seeking to require divestiture by Thomson, Purchaser or any other affiliate of Thomson of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect (as defined herein);

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
    (i) Thomson, NewsEdge or any subsidiary or affiliate of Thomson or NewsEdge or (ii) any Transaction, by any United States or Canadian legislative body or Governmental Authority with appropriate jurisdiction, the Stockholders Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (v) of paragraph (a) above;

        (c) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index);

        (d) (i) (A) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Thomson or any of its affiliates, and
    (B) the number of Shares validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer do not constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any option, warrants or rights) or
    (ii) a Change in NewsEdge Board Approval shall have occurred; provided, however, that if at any time after the commencement of the Offer, any of the foregoing events in this paragraph (d)(ii) has occurred, Purchaser may terminate the Offer at any time upon or after such occurrence;

        (e) any representation or warranty of NewsEdge in the Merger Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement; provided, however, that this condition shall be deemed to exist only if the failure of such representations and warranties to be true and correct (to the extent provided above in this paragraph (e)), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

        (f) (i) NewsEdge shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of NewsEdge to be performed or complied with by it under the Merger Agreement, or (ii) the Selling Stockholders shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Selling Stockholders to be performed or complied with by them under the Stockholders Agreement if any such failure impacts the Offer or any of the Transactions;

        (g) any Indebtedness exists (for the purposes of this paragraph, Indebtedness means all obligations and liabilities created, issued or incurred by NewsEdge or any of its subsidiaries for borrowed money (excluding any trade payable incurred in the ordinary course of business and consistent with past practice) or long-term debt, including without limitation, bank loans, mortgages, notes payable, purchase money installment debt, capital lease obligations, guarantees of indebtedness of others, loans from stockholders or other affiliates of NewsEdge or any of its subsidiaries (excluding any expense reimbursement owed to employees of NewsEdge as a result of travel and other activities in the ordinary course of business and consistent with past practice), and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto);

        (h) the Merger Agreement shall have been terminated in accordance with its terms; or

        (i) Purchaser and NewsEdge shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares.

    For the purposes of this Section 14, "Material Adverse Effect" means, when used in connection with NewsEdge or any of its subsidiaries, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, prospects, financial condition or results of operations of NewsEdge and its subsidiaries, taken as a whole (it being understood, that (i) NewsEdge's receipt of notification from the Nasdaq--AMEX Market Group of NewsEdge's pending delisting from the Nasdaq National Market or NewsEdge's actual delisting from the Nasdaq National Market will not, in either case constitute a Material Adverse Effect; (ii) any adverse effect that is caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been a Material Adverse Effect; (iii) any adverse effect that is caused by conditions affecting the primary industry in which NewsEdge currently competes shall not be taken into account in determining whether there has been a Material Adverse Effect (provided that such effect does not affect NewsEdge in a disproportionate manner); (iv) any adverse effect resulting from the Offer, the Merger or any of the Transactions or the announcement thereof; and (v) any adverse effect to the extent attributable to a certain Action specifically identified in the Disclosure Schedule, shall not be taken into account in determining whether there has been a Material Adverse Effect).

    The foregoing conditions are for the sole benefit of Purchaser and Thomson and may be asserted by Purchaser or Thomson regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Thomson in whole or in part at any time and from time to time. The failure by Thomson or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to NewsEdge and the review of certain information furnished by NewsEdge to Thomson and discussions between representatives of Thomson with representatives of NewsEdge during Thomson's investigation of NewsEdge (see
Section 10), neither Purchaser nor Thomson is aware of (i) any license or other regulatory permit that appears to be material to the business of NewsEdge or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred and be continuing).

    There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of NewsEdge, Purchaser or Thomson or that certain parts of the businesses of NewsEdge, Purchaser or Thomson might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions to the Offer.

    STATE TAKEOVER LAWS. NewsEdge is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On August 6, 2001, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors, approved and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, determined that the Merger Agreement and the Transactions, including each of the Offer and the Merger, are fair to, and in the best interests of, the stockholders of NewsEdge and resolved to recommend that the stockholders of NewsEdge accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR v. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    NewsEdge, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. The parties intend to notify the German Federal Cartel Office (the "FCO") of the proposed Merger as soon as possible. After an initial review of the proposed Merger by the FCO, which may last for one month, the FCO will decide whether to clear the proposed Merger or open a second stage investigation, which may last for a further period of three months. If following the investigation, the FCO has found that the proposed Merger would create or strengthen a dominant position in Germany, the FCO may take such actions as it deems necessary or desirable in the public interest to prevent the proposed Merger from being implemented in respect of the German market.

    The parties intend to submit the proposed Merger for approval by the Brazilian antitrust authorities. The Secretariat for Economic Monitoring and Secretariat of Economic Law will consider the proposed Merger and each will issue an opinion to the Administrative Council for Economic Defense (the "Council"), Brazil's antitrust tribunal. This Council will make a decision with respect to the proposed Merger. The review of the proposed Merger by the Brazilian antitrust authorities may take longer than six months, but will not prevent the proposed Merger from taking effect; provided, however, if the Council decides that the Merger is anti-competitive, it may impose restrictions on the parties or order an unwinding of the Merger.

    Thomson and NewsEdge conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the Merger. Thomson and NewsEdge are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to Thomson and NewsEdge and its subsidiaries. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the Merger.

16. FEES AND EXPENSES.

    Purchaser and Thomson have retained Innisfree M&A Incorporated, as the Information Agent, and Computershare Trust Company of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers. Except as set forth above, neither Purchaser nor Thomson will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer.

17. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR NEWSEDGE NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Thomson and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          INFOBLADE ACQUISITION CORPORATION

Dated: August 21, 2001

                                                                      SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF THOMSON. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Thomson. Except for Alan M. Lewis, who is a citizen of Canada, Great Britain and South Africa, Stephane Bello, who is a citizen of Italy, David J. Hulland, who is a citizen of Great Britain and Richard J. Harrington, Brian Hall, Patrick Tierney, Ronald Schlosser, Michael Harris, Steven Denning, Vance Opperman, David Shaffer, Robert Daleo, Robert Christie, John Kechejian, Janey Loyd and George Taylor who are citizens of the United States, each such person is a citizen of Canada. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Thomson.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
Kenneth R. Thomson, 76.......................  Chairman of Thomson since July 1978. Director
  The Woodbridge Company Limited               of Thomson since July 1978. Chairman of The
  65 Queen Street West,                        Woodbridge Company Limited ("Woodbridge"), 65
  Toronto, Ontario M5H 2M8                     Queen Street West, Toronto, Ontario M5H 2M8,
  Canada                                       Canada since March 1979. Director of
                                               Woodbridge since August 1956.

John A. Tory, 71.............................  Deputy Chairman of Thomson from February 1978
  The Woodbridge Company Limited               to December 31, 1997. Director of Thomson
  65 Queen Street West                         since February 1978. Director of Abitibi
  Toronto, Ontario M5H 2M8                     Consolidated, Inc., 207 Queens Quay West,
  Canada                                       Toronto, Ontario M5J 2P5, Canada, since
                                               September 1965. Director of Rogers
                                               Communications Inc., 40 King Street West,
                                               Toronto, Ontario M5H 3Y2, Canada, since
                                               December 1979. Director of Woodbridge,
                                               65 Queen Street West, Toronto, Ontario M5H
                                               2M8, Canada, since October 1967. President of
                                               Woodbridge from March 1979 to 1998. Director
                                               of The Thomson Corporation PLC, First Floor,
                                               the Quandrangle, 180 Wardour Street, W1A 4YG,
                                               London, England, since December 1977.
                                               Director of the Royal Bank of Canada, Royal
                                               Bank Plaza, 9(th) Floor, South Tower,
                                               Toronto, Ontario M5J 2J5, Canada, from 1971
                                               to 2000.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
Ronald D. Barbaro, 69........................  Director of Thomson since May 1993. Director,
  Ontario Lottery and Gaming Corporation       Clairvest Group Inc., Suite 1700, 22 St.
  4120 Yonge Street, Suite 420                 Clair Avenue East, Toronto, Ontario M4V 2S3,
  Toronto, Ontario M2P 2158                    Canada, from September 1994 to 1998. Director
  Canada                                       of Equifax Canada, 7171 Jean Talon East,
                                               Anjou, Quebec H1M 3N2, Canada, since June
                                               1997. Director of ChoicePoint, Inc., 1000
                                               Alderman Drive, Alpharetta, Georgia 30005,
                                               since July 1997. Director of Prudential of
                                               America Life Insurance Company of Canada
                                               ("PALI"), c/o Prudential of America Insurance
                                               Co. (Canada), 200 Consilium Place,
                                               Scarborough, Ontario M1H 3E6, Canada, since
                                               January 1991. Chairman of PALI from 1992 to
                                               January 1997. President of Prudential
                                               Insurance Company of America, Inc., 260
                                               Madison Avenue, Second Floor, New York, New
                                               York 10116, from 1990 to 1993. President of
                                               Worldwide Operations Prudential Insurance
                                               Company of America-Canada, from 1985 to 1990.
                                               Director of Equifax Inc., 1600 Peachtree
                                               Street, N.W., Atlanta, Georgia 30309, from
                                               April 1992 to July 1997. Director, Canbra
                                               Foods Ltd., P.O. Box 99, 2415 2nd Avenue "A"
                                               North, Lethbridge, Alberta, T1J 3Y4, Canada,
                                               since July 1988; interim-Chairman since March
                                               1996; Chairman since March 1997. Director,
                                               Consoltex Group Inc., 8555 TransCanada
                                               Highway, Ville Saint-Laurent, Quebec H4S 1Z6,
                                               Canada, since May 1997. Director, Flow
                                               International Corporation, 2300-64th Avenue
                                               South, Kent, Washington 98032, since 1995.
                                               Chairman, Natraceuticals Inc., 8290 Woodbine
                                               Avenue, Markham, Ontario L3R 9W9, Canada,
                                               since February 1997. Director, Signature
                                               Security Group Inc., 26-28 Market Street,
                                               Sydney, NSW, Australia, since March 1997.
                                               Director, VoxCom Incorporated, #102,4209-99
                                               Street, Edmonton, Alberta T6E 5V7, Canada,
                                               since December 1996. Director, O'Donnell
                                               Investment Management Corporation, 4100 Yonge
                                               Street, Suite 601, Toronto, Ontario M2P 2B5,
                                               Canada, since April 1997.

W. Geoffrey Beattie, 41......................  Deputy Chairman of Thomson since May 18,
  The Woodbridge Company Limited               2000. Director of Thomson since May 1998.
  65 Queen Street West                         President of Woodbridge since 1998. From 1990
  Toronto, Ontario M5H 2M8                     to 1998, attorney (partner from 1993) at
  Canada                                       Torys (formerly Tory, Tory, DesLauriers &
                                               Binnington). Director of Tm Bioscience
                                               Corporation since 1996. Director of Genesis
                                               Organic Inc. since 1996. Director of the
                                               Royal Bank of Canada since May, 2001.
                                               Director of Bell Globemedia, Inc., since
                                               January, 2001.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
Maureen V. Kempston Darkes, 52...............  Director of Thomson since May 1996. Chairman
  General Motors of Canada Limited             and General Manager, General Motors of Canada
  1908 Colonel Sam Drive                       Limited ("GMCL"), 1908 Colonel Sam Drive,
  Oshawa, Ontario L1H 8T7                      Director of CAMI Automotive Inc., P.O. Box
  Canada                                       1005, 300 Ingersoll Street, Ingersoll,
                                               Ontario N5C 4A6, Canada. Director of the
                                               Education Quality and Accountability Office
                                               (Ontario Government), 2 Carlton Street, Suite
                                               1200, Toronto, Ontario M5B 2M9. Director of
                                               GMCL since August 1991. Vice President of
                                               GMCL from August 1991 to July 1994. Director,
                                               CN Rail, 935 de la Gauchetiere Street West,
                                               Montreal, Quebec, Canada, since March 1995.
                                               Director of Noranda, Inc., 181 Bay Street,
                                               Suite 4100, 755 BCE Place, Toronto, Ontario
                                               M5J 2T3, Canada, since January 1998.

Steven A. Denning, 52........................  Director of Thomson since January, 2000.
  General Atlantic Partners                    Currently a Managing Partner of General
  Pickwick Plaza                               Atlantic Partners, a private investment
  Greenwich, CT 06830                          company. Consultant with McKinsey & Co. prior
  USA                                          to joining General Atlantic. Member of the
                                               Board of Trustees of Georgia Tech. Director
                                               of Exult, Inc. and GT Interactive Software
                                               Corporation Director of New York Nature
                                               Conservancy. Director of Cancer Research
                                               Institute. Director of National Parks &
                                               Conservation Association. Director of
                                               Stanford Graduate School of Business Advisory
                                               Council. Director of Xchanging. Director of
                                               Metapath Software Int'l. Director of Eclipsys
                                               Corporation. Director of Talus Solutions.
                                               Director of EXE Technologies.

John F. Fraser, 70...........................  Director of Thomson since June 1989. Chairman
  Air Canada                                   of Air Canada, 355 Portage Avenue, Suite 500,
  355 Portage Avenue, Suite 500                Winnipeg, Manitoba R3B 2C3, Canada, since
  Winnipeg, Manitoba R3B 2C3                   August 1996. Director of Air Canada since
  Canada                                       1989. Vice Chairman of Russel Metals, Inc.
                                               ("Russel"), 1900 Winnipeg, Manitoba R3B 2C3
                                               Minnesota Court, Suite 210, Mississauga,
                                               Ontario L5N 3C9, Canada, from May 1995 to May
                                               1997. Chairman of Russel from May 1992 to May
                                               1995. Chairman and Chief Executive Officer of
                                               Russel from May 1991 to May 1992. President
                                               and Chief Executive Officer of Russel from
                                               May 1978 to May 1991. Director, Bank of
                                               Montreal, First Bank Tower, First Canadian
                                               Place, Toronto, Ontario M5X 1A1, Canada,
                                               since January 1985. Director, Manitoba
                                               Telecom, Services, Inc., 21(st) Floor, 333
                                               Main Street, Winnipeg, Manitoba R3C 3V6,
                                               since May 1997. Director, Shell Canada
                                               Limited, 400-4th Avenue S.W., Calgary,
                                               Alberta T2P 0J4, Canada, since April 1990.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
Richard J. Harrington, 54....................  Director of Thomson since September 1993.
  The Thomson Corporation                      President and CEO of Thomson since October
  Metro Center One Station Place               1997. Executive Vice President of Thomson
  Stamford, CT 06902                           from September 1993 to October 1997.
                                               President and Chief Executive Officer,
                                               Thomson Newspapers Group, Metro Center, One
                                               Station Place, Stamford, Connecticut 06902,
                                               from July 1993 to October 1997. President and
                                               Chief Executive Officer, Thomson Professional
                                               Publishing, Metro Center, One Station Place,
                                               Stamford, Connecticut 06902, from June 1989
                                               to July 1993.

Roger L. Martin, 44..........................  Director of Thomson since September 1999.
  Rotman School of Management                  Dean of the Joseph L. Rotman School of
  105 St. George Street                        Management at the University of Toronto.
  Toronto, Ontario M5S 3E6                     Previously a Director of Monitor Company from
  Canada                                       January 1996 to September 1998. Co-head of
                                               the Monitor Company in 1995 and 1996.
                                               Director of Celestica Inc., 844 Don Mills
                                               Rd., Toronto, Ontario, Canada, since July
                                               1998.

Vance K. Opperman, 55........................  Director of Thomson since September 1996.
  Key Investments Inc.                         President and CEO of Key Investments Inc.,
  601 Second Avenue South,                     601 Second Avenue South, Suite 5200, since
  Suite 5200, Minneapolis, MN 55402            August 1996. Chief Executive Officer and
  USA                                          General Counsel, MSP Communications, Inc.
                                               Minneapolis, MN 55402 since December 1996.
                                               President and Chief Operating Officer of West
                                               Publishing Company ("West") between 1993 and
                                               1996. General Counsel of West prior to 1993.
                                               Senior partner of Opperman, Heins & Paquin
                                               prior to joining West. Served on West's Board
                                               of Directors from 1992 to 1996.

David H. Shaffer, 58.........................  Director of Thomson since October 27, 1998.
  The Thomson Corporation                      Chief Operating Officer of Thomson. Executive
  Metro Center                                 Vice President of Thomson since May, 1998.
  One Station Place                            Chairman of the Board and Chief Executive
  Stamford, CT 06902                           Officer of Jostens Learning Corporation from
  USA                                          July 1995 to April 1998. President of Dun &
                                               Bradstreet's Official Airline Guides, Inc.
                                               (OAG) and Vice Chairman of Thomas Cook Travel
                                               Inc. President and Chief Executive Officer of
                                               MacMillan Inc., and Chairman of OAG. Member
                                               of Maxwell Communications Corporation PLC
                                               (MCC) Board of Directors. Currently Chairman
                                               of the Board of T&S Incorporated. Board
                                               member and publisher of The Black Book Group.
                                               Member of the Advisory Board of Kellogg
                                               Graduate School of Management at Northwestern
                                               University, and trustee of the La Jolla
                                               Country Day School.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
David K.R. Thomson, 43.......................  Director of Thomson since April 1988. Deputy
  The Woodbridge Company Limited               Chairman of Woodbridge since June 1990.
  65 Queen Street West                         Director of Bell Globemedia, Inc., since
  Toronto, Ontario M5H 2M8                     January, 2001.
  Canada

Richard M. Thomson, 67.......................  Director of Thomson since October 1984.
  Toronto-Dominion Bank                        Retired Chairman and Chief Executive Officer
  Toronto-Dominion Bank Tower, 11th Floor      of Toronto Dominion Bank ("TDM"), 11th Floor,
  Toronto, Ontario M5K 1A2                     Toronto- Dominion Bank Tower, Toronto,
  Canada                                       Ontario M5K 1A2, Canada since February 1998.
                                               Chairman and Chief Executive Officer of TDM
                                               from May 1978 to February 1998. Chief
                                               Executive Officer of TDM from 1978 to 1997.
                                               Director of Canada Pension Plan Investment
                                               Board, Toronto. Chairman of Canadian
                                               Occidental Petroleum Ltd., Calgary. Director
                                               of CGC Inc., Toronto. Director of INCO
                                               Limited, Toronto. Director of S.C. Johnson &
                                               Son Inc., Racine, Wisconsin. Director of
                                               Ontario Power Generation Inc., Toronto.
                                               Director of The Prudential Insurance Company
                                               of America, Newark, New Jersey.

Peter J. Thomson, 35.........................  Director of Thomson since January 1995.
  The Woodbridge Company Limited               Deputy Chairman of Woodbridge since February
  65 Queen Street West                         1995.
  Toronto, Ontario M5H 2M8
  Canada

David J. Hulland, 51.........................  Senior Vice President, Finance, of Thomson
  The Thomson Corporation                      since 2001. Vice President, Finance of
  Metro Center                                 Thomson since September 1999. Vice President,
  One Station Place                            Group Controller of Thomson from May 1993 to
  Stamford, Connecticut 06902                  September 1999. Group Controller of Thomson
  USA                                          from 1977 to May 1993.

Alan M. Lewis, 64............................  Treasurer of Thomson since May 1979.
  The Thomson Corporation
  Toronto Dominion Bank Tower,
  Suite 2706 P.O. Box 24
  Toronto-Dominion Centre
  Toronto, Ontario M5K 1A1
  Canada

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
Robert D. Daleo, 52..........................  Director of Thomson since January 2001.
  The Thomson Corporation                      Executive Vice President and Chief Financial
  Metro Center                                 Officer of Thomson since October 1998.
  One Station Place                            Executive Vice President, Finance and
  Stamford, CT 06902                           Business Development of Thomson from November
  USA                                          1997 to May 1999. Senior Vice President,
                                               Finance and Business Development of Thomson
                                               from January 1997 to October 1997. Senior
                                               Vice President and Chief Operating Officer,
                                               Thomson Newspapers, One Station Place, Metro
                                               Center, Stamford, CT 06902, from January 1996
                                               to December 1997. Senior Vice President and
                                               Chief Financial Officer, Thomson Newspapers,
                                               from December 1994 to December 1995. Senior
                                               Vice President and General Manager, Sweets
                                               Group, McGraw-Hill Company, 1221 Avenue of
                                               the Americas, New York, New York 10020, until
                                               November 1994.

Michael S. Harris, 51........................  Senior Vice President, General Counsel and
  The Thomson Corporation                      Secretary of Thomson since May 1998. Vice
  Metro Center                                 President and General Counsel of Thomson
  One Station Place                            Holdings, Inc. ("THI"), Metro Center, One
  Stamford, CT 06902                           Station Place, Stamford, CT 06902, since June
  USA                                          1993. Assistant Secretary and Assistant
                                               General Counsel of THI from May 1989 to June
                                               1993. Director of Purchaser since July 2000.

Brian H. Hall, 52............................  Executive Vice President of Thomson since
  Thomson Legal and Regulatory                 March 2000. Senior Vice President of Thomson
  610 Opperman Drive                           from October 1998 to March 2000. President
  Eagan, MN 55123                              and Chief Executive Officer of West Group
  USA                                          from 1996 to February 1999. President and
                                               Chief Executive Officer of Thomson Legal and
                                               Regulatory Group since October 1998. Formerly
                                               President and Chief Executive Officer of
                                               Thomson Legal Publishing from 1995 to 1996.

Patrick J. Tierney, 55.......................  Executive Vice President of Thomson since
  Thomson Financial                            March 2000. Senior Vice President of Thomson
  195 Broadway                                 from October 1998 to March 2000. President
  New York, New York 10007                     and Chief Executive Officer of Thomson
  USA                                          Financial since October 1998. President and
                                               Chief Executive Officer of Thomson's
                                               Reference, Scientific, and Healthcare Group
                                               from January 1997 to November 1999. Prior to
                                               joining Thomson, President and Chief
                                               Executive Officer of Knight Ridder Financial.

Ronald H. Schlosser, 51......................  Executive Vice President of Thomson since
  Thomson Scientific, Reference & Healthcare   March 2000. President and Chief Executive
  Metro Center                                 Officer of Thomson's Reference, Scientific
  One Station Place                            and Healthcare Group since January 2000.
  Stamford, CT 06902                           President of Thomson Financial Publishing
  USA                                          Group from August 1995 to December 1999.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
John Kechejian, 54...........................  Vice President, Investor Relations of Thomson
  The Thomson Corporation                      since June 1997. Vice President, Investor
  Metro Center                                 Relations of Asea Brown Boveri from September
  One Station Place                            1971 to June 1997.
  Stamford, CT 06902
  USA

Joseph J. G. M. Vermeer, 54..................  Senior Vice President, Director of Tax since
  The Thomson Corporation                      April 2001. Vice President, Director of Tax
  Metro Center                                 of Thomson since January 1995. Partner in
  One Station Place                            Peat Marwick Thorne, 40 King Street West,
  Stamford, CT 06902                           Toronto, Ontario, Canada, from 1977 to
  USA                                          December 31, 1994.

David W. Binet, 43...........................  Secretary to the Board of Directors since
  The Woodbridge Company Limited               September 2000. Vice President of Woodbridge
  65 Queen Street West                         since August 1999. From 1986 to 1999,
  Toronto, Ontario M5H 2M8                     attorney (partner from 1993) at Torys
  Canada                                       (formerly Tory, Tory, DesLauriers &
                                               Binnington).

Janey M. Loyd, 48............................  Vice President, Communications of Thomson
  The Thomson Corporation                      since September 1999. Vice President of
  Metro Center                                 Marketing and Communications, LAI Worldwide,
  One Station Place                            from 1997 to 1999. Various positions,
  Stamford, CT 06902                           including Vice President of Business
  USA                                          Development and Communications, with
                                               Tambrands, Inc. from 1991 to 1997.

John J. Raffaeli, Jr. 47.....................  Senior Vice President, Human Resources of
  The Thomson Corporation                      Thomson since January 1998.
  Metro Center
  One Station Place
  Stamford, CT 06902
  USA

James J. Spach, 50...........................  Senior Vice President, Organizational
  The Thomson Corporation                      Development of Thomson since September 1997.
  Metro Center                                 President, Thomson University, from July 1999
  One Station Place                            to September 2000. Senior Vice President,
  Stamford, CT 06902                           Organizational Development, Thompson
                                               Newspapers, Inc., from 1995 to 1997.

Linda J. Walker, 36..........................  Vice President, Corporate Controller of
  The Thomson Corporation                      Thomson since May 2001. Corporate Controller
  Metro Center                                 of Thomson from November 1999 to May 2001.
  One Station Place                            Assistant Controller of Thomson from May 1994
  Stamford, CT 06902                           to November 1999.
  USA

Stephane Bello, 40...........................  Senior Vice President and Treasurer since
  The Thomson Corporation                      August 1, 2001. General Director/Assistant
  Metro Center                                 Treasurer of General Motors in New York City
  One Station Place                            from 1999 to 2001. Regional Treasurer, Europe
  Stamford, CT 06902                           of General Motors from 1996 to 1999.
  USA

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS             YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------         ---------------------------------------------
John F. Carey, 35............................  Vice President, Business Planning and
  The Thomson Corporation                      Development since April 2001. Director,
  Metro Center                                 Business Analysis and Planning of Thomson
  One Station Place                            since January 1998. Prior to joining Thomson,
  Stamford, CT 06902                           Manager, Corporate Finance at Pfizer, Inc.,
  USA                                          235 East 42nd Street, New York, NY 10017.

George Taylor, 59............................  Senior Vice President, Operations since
  The Thomson Corporation                      July 1, 2001. President and Chief Executive
  Metro Center                                 Officer of Thomson Tax and Accounting in New
  One Station Place                            York City from March, 1999 to February, 2001.
  Stamford, CT 06902                           Executive Vice President and Chief Operating
  USA                                          Officer of West Group in Eagan, Minnesota
                                               from January 1997 to March 1999. Executive
                                               Vice President and Chief Operating Officer of
                                               Thomson Legal Publishing in Rochester, NY
                                               from January 1996 to December 1996.

                                                                     SCHEDULE II

    DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Purchaser. Except for David J. Hulland, who is a citizen of Great Britain, each such person is a citizen of the United States. Unless otherwise indicated, the current business address of each person is InfoBlade Acquisition Corporation, Metro Center, One Station Place, Stamford, Connecticut 06902. Each occupation set forth opposite an individual's name refers to employment with Purchaser, unless otherwise noted.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, AGE AND CURRENT BUSINESS ADDRESS              YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------------------  ------------------------------------------------------------
Michael S. Harris, 51 ............      Director of Purchaser since July 2001. Senior Vice
  The Thomson Corporation               President, General Counsel and Secretary of Thomson since
  Metro Center                          May 1998. Vice President and General Counsel of Thomson
  One Station Place,                    Holdings, Inc. ("THI"), Metro Center, One Station Place,
  Stamford, CT 06902,                   Stamford, CT 06902, since June 1993. Assistant Secretary and
  USA                                   Assistant General Counsel of THI from May 1989 to June 1993.

David J. Hulland, 51 .............      Director of Purchaser since July 2001. Vice President
  The Thomson Corporation               Finance of Thomson since September 1999. Vice President and
  Metro Center                          Group Controller of Thomson from May 1993 to September 1999.
  One Station Place                     Group Controller of Thomson from 1977 to May 1993.
  Stamford, CT 06902
  USA

Edward A. Friedland, 45 ..........      Director, Vice President and Secretary of Purchaser since
  Thomson Financial                     July 2001. Assistant Secretary of Thomson since May 2000.
  Metro Center                          Deputy General Counsel of Thomson since 1998. Assistant
  One Station Place                     General Counsel of Thomson from 1994 to 1998. Associate
  Stamford, CT 06902                    General Counsel of the Information/ Publishing Group from
  USA                                   1990 to 1993. Currently serving a second term on the Board of Directors for the Software & Information Industry
                                        Association.

Dennis J. Beckingham, 53 .........      President of Purchaser since July 2001. Executive Vice
  Thomson Legal and                     President and Chief Financial Officer of Thomson Legal and
  Regulatory                            Regulatory since 1996.
  610 Opperman Drive
  St. Paul, MN 55123
  USA

David Hanssens, 44 ...............      Vice President of Purchaser since July 2001. Executive Vice
  Thomson Legal and                     President and Chief Strategy Officer of Thomson Legal and
  Regulatory                            Regulatory from May 2001. Managing Director of The Parthenon
  610 Opperman Drive                    Group in Boston, Massachusetts from 1992 to 2001.
  St. Paul, MN 55123
  USA

    Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and stock certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:

 Computershare Trust Company    Computershare Trust Company    Computershare Trust Company
          of New York                    of New York                    of New York
     Wall Street Station             Wall Street Plaza              Wall Street Plaza
        P.O. Box 1010           88 Pine Street, 19th Floor     88 Pine Street, 19th Floor
  New York, NY 10268-10100          New York, NY 10005             New York, NY 10005

                               BY FACSIMILE TRANSMISSION FOR
                                 ELIGIBLE INSTITUTIONS ONLY:
                                      (212) 701-7636

                                   CONFIRM BY TELEPHONE:
                                      (212) 701-7624

                                    OTHER INFORMATION:

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 Madison Avenue, 20th floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                   All others Call Toll Free: (888) 750-5834